EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use, in this Registration Statement on Form S-1, of our report dated April 9, 2019 related to the financial statements of Kannalife, Inc. as of December 31, 2018 and 2017 and for the years then ended. We also consent to the reference to us in the “Experts” section of the Registration Statement.

Very truly yours,

/s/ dbbmckennon

San Diego, California

August 8, 2019